July 22, 1996                                EXHIBIT 5.1.


Board of Directors
THERMOGENESIS CORP.
11431 Sunrise Gold Cir., Suite A
Rancho Cordova, California 95742

RE:Common Stock of THERMOGENESIS CORP.

Dear Gentlemen:

We have acted as counsel to THERMOGENESIS CORP., a Delaware corporation (the "Company"), in connection with the registration of 1,002,000 shares of the Company's common stock (the "Shares") under the Securities Act of 1933, as amended (the "Securities Act"), which will be offered as follows: (i) 1,000,000 shares shall be offered on a contract basis pursuant to the Company's Amended 1994 Stock Option Plan ("Plan"), and (ii) 2,000 shares will be issued pursuant to a consulting agreement to which the Company is a party ("Consulting Agreement"), all as further described in the Company's registration statement on Form S-8 filed under the Securities Act (the "Registration Statement").

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

Our opinion is limited solely to matters set forth herein. Attorneys practicing in this law firm are admitted to practice in the State of California and we express no opinion as to the law of any other jurisdiction other than the laws of the State of Delaware and the laws of the United States.

Based upon and subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the
Prospectus which is a part of the Registration Statement (the "Prospectus"), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof, and (iii) the Company receives, to the extent applicable, the consideration set forth under the Plan and the Consulting Agreement, we are of the opinion that the Shares to be issued under the Plan and the Consulting Agreement will be legally issued, fully paid and nonassessable.

We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

s/ Weintraub Genshlea & Sproul

Weintraub Genshlea & Sproul
Law Corporation